Exhibit 21.1
Significant Subsidiaries of Vistra Corp.
As of December 31, 2023

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1	Ambit Energy Holdings, LLC	Texas
2	Ambit Holdings, LLC	Texas
3	Ambit Northeast, LLC	Delaware
4	Ambit Texas, LLC	Texas
5	Comanche Peak Power Company LLC	Delaware
6	Crius Energy, LLC	Delaware
7	Crius Energy Holdings, LLC	Delaware
8	Dynegy Coal Holdco, LLC	Delaware
9	Dynegy Energy Services (East), LLC	Delaware
10	Dynegy Energy Services, LLC	Delaware
11	Dynegy Marketing and Trade, LLC	Delaware
12	Dynegy Midwest Generation, LLC	Delaware
13	Dynegy Resources Generating Holdco, LLC	Delaware
14	EquiPower Resources Corp.	Delaware
15	Illinois Power Generating Company	Illinois
16	Illinois Power Marketing Company LLC	Delaware
17	Illinois Power Resources, LLC	Delaware
18	IPH, LLC	Delaware
19	Kincaid Generation, L.L.C.	Virginia
20	La Frontera Holdings, LLC	Delaware
21	Luminant Commercial Asset Management LLC	Ohio
22	Luminant Energy Company LLC	Texas
23	Luminant Generation Company LLC	Texas
24	Luminant Power LLC	Delaware
25	Miami Fort Power Company LLC	Delaware
26	Oak Grove Management Company LLC	Delaware
27	TXU Energy Retail Company LLC	Texas
28	Vistra Asset Company LLC	Delaware
29	Vistra Intermediate Company LLC	Delaware
30	Vistra Operations Company LLC	Delaware
31	Vistra Preferred, LLC	Delaware
32	Volt Asset Company, LLC	Delaware